Exhibit 99.1

Press Release
October 16, 2024
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2024 Results

FORT WAYNE, INDIANA, October 16, 2024 / PRNewswire /

Third Quarter 2024 Performance Highlights:

▪	Steel shipments of 3.2 million tons

▪	Net sales of $4.3 billion, operating income of $395 million, net income of $318 million, and adjusted EBITDA of $557 million

▪	Cash flow from operations of $760 million

▪	Strong liquidity of $3.1 billion, as of September 30, 2024

▪	Share repurchases of $310 million of the company’s common stock, representing 1.6 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2024 financial results. The company reported third quarter 2024 net sales of $4.3 billion and net income of $318 million, or $2.05 per diluted share. Comparatively, the company’s sequential second quarter 2024 net income was $428 million, or $2.72 per diluted share and prior year third quarter net income was $577 million, or $3.47 per diluted share.

“The teams achieved a solid third quarter 2024 performance across the platforms, with adjusted EBITDA of $557 million and cash flow from operations of $760 million,” said Mark D. Millett, Co-Founder, Chairman, and Chief Executive Officer. “With our proven through-cycle cash generation, we increased liquidity to $3.1 billion, while also investing $621 million in our internal ongoing growth initiatives and distributing $381 million to our shareholders through cash dividends and share repurchases. Our three-year after-tax return-on-invested capital of 26 percent is a testament to our ongoing high-return capital allocation execution.

“Underlying steel demand continued to be stable in the third quarter,” continued Millett. “However, earnings declined sequentially, based on lower average realized steel pricing, primarily within the flat rolled operations as generally 80 percent of this business is contractually based and tied to lagging pricing indices. Steady steel demand, coupled with continued low customer inventory and stabilized scrap prices, resulted in stabilization and improvement in flat rolled steel prices during the later part of the third quarter. Our long product steel operations realized a slight improvement in metal spread as scrap pricing declined more than average realized pricing.”

Third Quarter 2024 Comments

Third quarter 2024 operating income for the company’s steel operations was $305 million, lower than sequential results, as realized selling values declined more than scrap costs in the quarter. The third quarter 2024 average external product selling price for the company’s steel operations decreased $79 per ton sequentially to $1,059 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $21 sequentially to $367 per ton. The company’s Sinton Texas Flat Roll Steel Mill team has completed the planned changes discussed on the second quarter 2024 earnings call. The team had great operating momentum in September and operated at 72 percent of its capability, excluding scheduled downtime.

Compared to the sequential quarter, third quarter 2024 operating income from the company’s metals recycling operations decreased to $12 million, based on softer demand as many domestic steel mills had scheduled maintenance outages. Shipments and pricing declined for both ferrous and nonferrous materials in the quarter. Additionally, the platform experienced an unexpected unrealized, non-cash copper hedging loss of $10 million, as copper prices sequentially increased significantly from August to September.

The company’s steel fabrication operations achieved strong operating income of $166 million in the third quarter 2024, modestly lower than sequential second quarter results, as demand remained steady, and average realized pricing softened five percent yet remained historically strong. The order backlog was steady, extending into the first quarter 2025 at attractive pricing levels. Current order activity is steady with expectations for improved volumes in 2025, as interest rates decline and the support from the U.S. infrastructure program and onshoring are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steels.

Year-to-Date September 30, 2024 Comparison

For the nine months ended September 30, 2024, net income was $1.3 billion, or $8.46 per diluted share, with net sales of $13.7 billion, as compared to net income of $2.0 billion, or $11.98 per diluted share, with net sales of $14.6 billion for the same period in 2023.

For the first nine months 2024, net sales decreased six percent to $13.7 billion and operating income declined 35 percent to $1.7 billion, when compared to the same period in 2023. Decreased earnings were the result of lower volume and pricing from the company’s steel and steel fabrication operations during the period. For the first nine months 2024, operating income from the company’s steel fabrication operations was $525 million, compared to $1.3 billion in the same prior year period. Operating income from the company’s steel operations was $1.4 billion, compared to $1.5 billion for the same prior year period. The average nine-month 2024 external selling price for the company's steel operations decreased $38 per ton to $1,133 per ton compared to the first nine months of 2023, and the average ferrous scrap cost per ton melted at the company’s steel mills decreased $30 per ton to $391 per ton.

Based on the company’s differentiated business model and highly variable cost structure, the company achieved cash flow from operations of $1.5 billion in the first nine months of 2024, representing a strong performance. The company also invested $1.4 billion in capital investments, paid cash dividends of $212 million, and repurchased $917 million of its outstanding common stock, representing 4.5 percent of its outstanding shares, while maintaining strong liquidity of $3.1 billion.

Outlook

“Based on domestic steel demand fundamentals, we are constructive regarding the outlook for 2025 metal market dynamics,” said Millett. “We expect steel pricing to recover with an anticipated lower domestic interest rate environment, coupled with continuing onshoring of manufacturing businesses, and the expectation of significant fixed asset investment to be derived from public funding related to the U.S. Infrastructure, Inflation Reduction Act, and Department of Energy programs. We believe current trade actions could also reduce volumes of unfairly traded steel imports into the United States, especially for coated flat rolled steel, which could have a significant positive impact for us, as we are the largest non-automotive flat rolled steel coater in the United States. We believe these dynamics collectively could benefit all of our operating platforms, especially our steel and steel fabrication businesses.

“Our four new value-added flat rolled steel coating lines that began operating earlier this year continue to increase production. The teams have produced prime quality galvanized and painted products on all four lines in record time. We have had limited benefit from these new lines so far this year, as we have been increasing production, and expect to realize the additional earnings potential in 2025. Value-added product investments such as these enhance our differentiated supply-chain capabilities, while also increasing our higher-margin product offerings, which already represent upwards of 65 percent of our steel revenues.

“We are also quickly progressing on our aluminum flat rolled products mill construction and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “We plan to begin operating the aluminum flat rolled mill mid-2025. We have intentionally grown with our customers’ needs, providing efficient sustainable supply chain solutions for the highest quality products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can and packaging industry, in addition to the automotive, industrial, and construction sectors. Our customers and our people are incredibly excited for this growth opportunity.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance from the rest of the industry. We are competitively positioned and focused to generate long-term sustainable value,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2024 operating and financial results on Thursday, October 17, 2024, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 24, 2024.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2024	2023	2024	2023	June 30, 2024
Net sales	$4,341,615	$4,587,057	$13,668,252	$14,561,893	$4,632,634
Costs of goods sold	3,736,398	3,635,038	11,307,400	11,246,894	3,857,797
Gross profit	605,217	952,019	2,360,852	3,314,999	774,837

Selling, general and administrative expenses	167,692	145,896	487,215	431,414	160,016
Profit sharing	34,444	64,413	145,149	224,978	48,053
Amortization of intangible assets	7,644	8,160	22,953	25,962	7,645
Operating income	395,437	733,550	1,705,535	2,632,645	559,123

Interest expense, net of capitalized interest	17,071	18,415	41,768	61,689	12,719
Other (income) expense, net	(29,659)	(39,464)	(75,151)	(105,748)	(18,708)
Income before income taxes	408,025	754,599	1,738,918	2,676,704	565,112

Income tax expense	87,131	174,817	398,834	636,412	133,422
Net income	320,894	579,782	1,340,084	2,040,292	431,690
Net income attributable to noncontrolling interests	(3,092)	(2,587)	(10,243)	(13,680)	(3,692)
Net income attributable to Steel Dynamics, Inc.	$317,802	$577,195	$1,329,841	$2,026,612	$427,998

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.06	$3.49	$8.50	$12.04	$2.73

Weighted average common shares outstanding	154,061	165,170	156,528	168,259	156,856

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.05	$3.47	$8.46	$11.98	$2.72

Weighted average common shares and share equivalents outstanding	154,810	166,105	157,248	169,150	157,579

Dividends declared per share	$0.46	$0.425	$1.38	$1.275	$0.46

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,015,210	$1,400,887
Short-term investments	645,343	721,210
Accounts receivable, net	1,564,957	1,608,307
Inventories	3,044,887	2,894,632
Other current assets	173,179	162,790
Total current assets	6,443,576	6,787,826

Property, plant and equipment, net	7,825,869	6,734,218

Intangible assets, net	234,806	257,759

Goodwill	477,471	477,471

Other assets	678,099	651,146
Total assets	$15,659,821	$14,908,420
Liabilities and Equity
Current liabilities
Accounts payable	$1,079,816	$1,088,330
Income taxes payable	6,248	5,524
Accrued expenses	724,219	778,455
Current maturities of long-term debt	882,013	459,987
Total current liabilities	2,692,296	2,332,296

Long-term debt	2,801,871	2,611,069

Deferred income taxes	943,154	944,768

Other liabilities	143,200	180,760
Total liabilities	6,580,521	6,068,893

Commitments and contingencies

Redeemable noncontrolling interests	171,212	171,212

Equity
Common stock	651	651
Treasury stock, at cost	(6,799,219)	(5,897,606)
Additional paid-in capital	1,220,089	1,217,610
Retained earnings	14,660,426	13,545,590
Accumulated other comprehensive income (loss)	(445)	421
Total Steel Dynamics, Inc. equity	9,081,502	8,866,666
Noncontrolling interests	(173,414)	(198,351)
Total equity	8,908,088	8,668,315
Total liabilities and equity	$15,659,821	$14,908,420

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating activities:
Net income	$320,894	$579,782	$1,340,084	$2,040,292

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	121,052	107,418	353,357	326,082
Equity-based compensation	12,828	12,044	41,453	39,800
Deferred income taxes	14,832	19,625	(1,615)	72,013
Other adjustments	(10,523)	(12,163)	1,779	(20,628)
Changes in certain assets and liabilities:
Accounts receivable	210,435	260,915	43,350	173,022
Inventories	28,169	102,376	(151,501)	188,330
Other assets	(11,851)	(13,423)	(22,054)	(10,504)
Accounts payable	(13,852)	(57,532)	(11,604)	(54,233)
Income taxes receivable/payable	(12,971)	(7,105)	7,017	96,656
Accrued expenses	100,840	121,762	(102,635)	(195,542)
Net cash provided by operating activities	759,853	1,113,699	1,497,631	2,655,288

Investing activities:
Purchases of property, plant and equipment	(621,355)	(558,361)	(1,414,831)	(1,142,960)
Purchases of short-term investments	(430,826)	(170,887)	(699,879)	(692,716)
Proceeds from maturities of short-term investments	204,543	282,592	775,851	821,668
Other investing activities	(4,357)	(5,891)	(15,656)	(221,453)
Net cash used in investing activities	(851,995)	(452,547)	(1,354,515)	(1,235,461)

Financing activities:
Issuance of current and long-term debt	1,185,657	345,563	2,145,538	1,066,605
Repayment of current and long-term debt	(527,977)	(316,511)	(1,531,969)	(1,042,933)
Dividends paid	(71,584)	(70,713)	(212,216)	(201,834)
Purchase of treasury stock	(309,901)	(331,318)	(917,024)	(1,065,521)
Other financing activities	1,177	1,953	(13,153)	(39,075)
Net cash provided by (used in) financing activities	277,372	(371,026)	(528,824)	(1,282,758)

Increase (decrease) in cash, cash equivalents, and restricted cash	185,230	290,126	(385,708)	137,069
Cash, cash equivalents, and restricted cash at beginning of period	835,526	1,480,862	1,406,464	1,633,919
Cash, cash equivalents, and restricted cash at end of period	$1,020,756	$1,770,988	$1,020,756	$1,770,988

Supplemental disclosure information:
Cash paid for interest	$9,102	$9,848	$59,466	$61,225
Cash paid for income taxes, net	$81,742	$160,178	$383,455	$472,936

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Third Quarter		Year to Date
	2024	2023	2024	2023	1Q 2024	2Q 2024
External Net Sales
Steel	$2,917,021	$3,187,181	$9,415,490	$9,725,226	$3,366,237	$3,132,232
Steel Fabrication	447,265	630,184	1,367,276	2,278,361	447,179	472,832
Metals Recycling	565,596	520,746	1,721,501	1,696,587	569,473	586,432
Other	411,733	248,946	1,163,985	861,719	311,114	441,138
Consolidated Net Sales	$4,341,615	$4,587,057	$13,668,252	$14,561,893	$4,694,003	$4,632,634
Operating Income (Loss)
Steel	$304,950	$482,336	$1,421,915	$1,531,154	$674,648	$442,317
Steel Fabrication	165,634	330,061	524,795	1,343,495	178,381	180,780
Metals Recycling	11,616	18,505	66,383	101,727	22,635	32,132
Aluminum	(23,593)	(7,172)	(56,372)	(13,005)	(13,531)	(19,248)
	458,607	823,730	1,956,721	2,963,371	862,133	635,981

Non-cash amortization of intangible assets	(7,644)	(8,160)	(22,953)	(25,962)	(7,664)	(7,645)
Profit sharing expense	(34,444)	(64,413)	(145,149)	(224,978)	(62,652)	(48,053)
Non-segment operations	(21,082)	(17,607)	(83,084)	(79,786)	(40,842)	(21,160)
Consolidated Operating Income	$395,437	$733,550	$1,705,535	$2,632,645	$750,975	$559,123
Adjusted EBITDA
Net income	$320,894	$579,782	$1,340,084	$2,040,292	$587,500	$431,690
Income taxes	87,131	174,817	398,834	636,412	178,281	133,422
Net interest expense (income)	(8,063)	(10,350)	(30,257)	(18,574)	(14,327)	(7,867)
Depreciation	111,558	97,707	325,437	295,355	106,030	107,849
Amortization of intangible assets	7,644	8,160	22,953	25,962	7,664	7,645
EBITDA	519,164	850,116	2,057,051	2,979,447	865,148	672,739
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	25,114	14,005	24,585	(12,570)	(1,347)	818
Equity-based compensation	12,823	11,989	40,503	37,366	14,825	12,855
Adjusted EBITDA	$557,101	$876,110	$2,122,139	$3,004,243	878,626	686,412

Other Operating Information
Steel
Average external sales price (Per ton)	$1,059	$1,191	$1,133	$1,171	$1,201	$1,138
Average ferrous cost (Per ton melted)	$367	$405	$391	$421	$417	$388

Flat Roll shipments
Butler, Columbus, and Sinton	1,924,098	1,783,581	5,860,986	5,617,322	1,993,305	1,943,583
Steel Processing divisions *	471,441	452,139	1,319,267	1,308,221	418,547	429,279
Long Product shipments
Structural and Rail Division	397,047	469,638	1,263,263	1,444,174	440,921	425,295
Engineered Bar Products Division	176,131	201,903	563,270	649,789	191,373	195,766
Roanoke Bar Division	138,096	142,195	393,125	447,532	124,920	130,109
Steel of West Virginia	74,564	98,246	240,260	290,978	86,528	79,168
Total Shipments (Tons)	3,181,377	3,147,702	9,640,171	9,758,016	3,255,594	3,203,200

External Shipments (Tons)	2,754,853	2,676,068	8,311,539	8,302,311	2,803,569	2,753,117

Steel Mill Production (Tons)	2,785,128	2,782,870	8,579,232	8,620,531	2,992,018	2,802,086

Metals Recycling
Nonferrous shipments (000's of pounds)	293,470	279,877	886,923	845,477	289,436	304,017
Ferrous shipments (Gross tons)	1,459,206	1,442,964	4,420,054	4,415,949	1,453,619	1,507,229
External ferrous shipments (Gross tons)	537,082	547,646	1,665,175	1,693,028	536,973	591,120
Steel Fabrication
Average sales price (Per ton)	$2,836	$3,916	$2,980	$4,452	$3,141	$2,978
Shipments (Tons)	158,595	161,697	461,506	512,537	143,842	159,069

Effective the fourth quarter 2023, we added a new reporting segment, Aluminum Operations. All prior periods presented have been recast to reflect those changes.

*     Includes Heartland, The Techs and United Steel Supply operations